As filed with the Securities and Exchange Commission on May 28, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1558674
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 300 Raleigh, North Carolina 27615	27615
(Address of Principal Executive Offices)	(Zip Code)

Xerium Technologies, Inc. 2010 Equity Incentive Plan

(Full title of the Plan)

Stephen R. Light

President, Chief Executive Officer and Chairman

Xerium Technologies, Inc.

8537 Six Forks Road, Suite 300

Raleigh, North Carolina 27615

(919) 526-1400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gerald F. Roach

Amy M. Batten

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

Raleigh, North Carolina 27601

(919) 821-1220

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $0.001 per share (2)	463,525 (3)	$16.195	$ 7,506,787.38	$535.23

(1)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of the common stock, par value $0.001 per share (the “New Common Stock”), of Xerium Technologies, Inc. (the “Registrant”) reported on the New York Stock Exchange on May 26, 2010.
(2)	Each share of New Common Stock, par value $0.001 per share, issued by the Registrant includes one right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock. The terms of the preferred stock purchase rights are set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated May 25, 2010. Prior to the occurrence of certain events, the preferred stock purchase rights will not be exercisable or evidenced separately from the Common Stock. Accordingly, no additional registration fee is required.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

EXPLANATORY NOTE

On May 25, 2010 (the “Effective Date”) the Registrant’s amended joint prepackaged plan of reorganization (the “Plan”) under chapter 11 of the U.S. Bankruptcy Code became effective. Pursuant to the Plan, on the Effective Date (i) all of the Registrant’s outstanding shares of common stock (the “Old Common Stock”), par value $0.01 per share, were cancelled and 20 million shares of new common stock (the “New Common Stock”), par value $0.001 per share were authorized, and (ii) the Registrant adopted the 2010 Equity Incentive Plan. This Registration Statement on Form S-8 is being filed by the registrant to register 463,525 shares of New Common Stock that were reserved for issuance by the Registrant under the 2010 Equity Incentive Plan. As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b) Amendment No. 1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on April 26, 2010

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(d) The Registrant’s Current Reports on Form 8-K filed on January 1, 2010, February 2, 2010, February 8, 2010, March 1, 2010, March 2, 2010, March 30, 2010, April 1, 2010, April 15, 2010, May 10, 2010 and May 28, 2010;

(e) The description of the Registrant’s New Common Stock, $0.001 par value per share, contained in Item 1 of Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on May 21, 2010, and any amendments or reports filed for the purpose of updating such description; and

(f) The description of the rights attached to the Registrant’s New Common Stock contained in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on May 21, 2010, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent from time to time permitted by law, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides that it must indemnify its directors and officers to the maximum extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the amended and restated certificate of incorporation. The Registrant’s amended and restated certificate of incorporation provides that the Registrant shall not indemnify a person in connection with an action initiated by the person, unless the initiation of the action was approved by the directors.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains insurance to protect itself and its directors and officers, and those of its subsidiaries, against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify them against such expense, liability or loss under applicable law.

In July 2008, the Registrant entered into indemnification agreements with its non-management directors not affiliated with Apax Europe IV GP Co. Ltd., including Edward Paquette. All parties to the indemnification agreements other than Mr. Paquette are no longer serving as directors of the Registrant. Under each indemnification agreement, the Registrant agrees to indemnify and hold harmless and advance expenses to the director in respect of acts or omissions that occur prior to the time he ceases to be a director, to the extent provided in the Registrant’s amended and restated certificate of incorporation as of the date of the agreement. Each agreement also requires the Registrant to maintain directors’ and officers’ liability insurance for six years after the director’s departure covering acts or omissions prior to his departure on terms no less favorable, with respect to coverage and amount, than under the current policy as of the date of the agreement. This obligation is conditioned on the director’s execution of a release in favor of the Registrant when he departs from the Board of Directors. Each agreement also provides for the Registrant to be subrogated to the director’s right of recovery against any third person to the extent of any payment the Registrant makes to the director under the agreement.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.1 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.2	Amended and Restated By-Laws of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.2 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.3	Rights Agreement between the Registrant and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated May 25, 2010, incorporated by reference to Exhibit 10.3 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.4	Registration Rights Agreement entered into by and among Xerium Technologies, Inc. and Apax WW Nominees Ltd, AS Investors, LLC, Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P., dated May 25, 2010, incorporated by reference to Exhibit 10.4 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.5	Nominating Agreement entered into by and among Xerium Technologies, Inc. and AS Investors, LLC, dated May 25, 2010, incorporated by reference to Exhibit 10.5 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.6	Nominating Agreement entered into by and among Xerium Technologies, Inc., Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P., dated May 25, 2010, incorporated by reference to Exhibit 10.6 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1).

24.1	Power of Attorney (Contained on signature page).

99.1	Xerium Technologies Inc. 2010 Equity Incentive Plan, incorporated by reference to Exhibit 10.7 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on May 28, 2010.

XERIUM TECHNOLOGIES, INC.

By:	/S/ STEPHEN R. LIGHT
Stephen R. Light
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stephen R. Light and David G. Maffucci, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

*                 *                  *                 *                  *

Name	Title	Date

/s/ Stephen R. Light Stephen R. Light	President, Chief Executive Officer and Chairman (Principal Executive Officer)	May 28, 2010

/S/ DAVID G. MAFFUCCI David G. Maffucci	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 28, 2010

/S/ APRIL H. FOLEY April H. Foley	Director	May 26, 2010

/S/ JAY GURANDIANO Jay Gurandiano	Director	May 26, 2010

/S/ JOHN F. MCGOVERN John F. McGovern	Director	May 28, 2010

/S/ EDWARD PAQUETTE Edward Paquette	Director	May 28, 2010

/S/ MARC SAIONTZ Marc Saiontz	Director	May 28, 2010

/S/ JAMES F. WILSON James F. Wilson	Director	May 27, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.1 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.2	Amended and Restated By-Laws of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.2 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.3	Rights Agreement between the Registrant and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated May 25, 2010, incorporated by reference to Exhibit 10.3 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.4	Registration Rights Agreement entered into by and among Xerium Technologies, Inc. and Apax WW Nominees Ltd, AS Investors, LLC, Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P., dated May 25, 2010, incorporated by reference to Exhibit 10.4 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.5	Nominating Agreement entered into by and among Xerium Technologies, Inc. and AS Investors, LLC, dated May 25, 2010, incorporated by reference to Exhibit 10.5 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.6	Nominating Agreement entered into by and among Xerium Technologies, Inc., Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P., dated May 25, 2010, incorporated by reference to Exhibit 10.6 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1).

24.1	Power of Attorney (Contained on signature page).

99.1	Xerium Technologies Inc. 2010 Equity Incentive Plan, incorporated by reference to Exhibit 10.7 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.